Exhibit 99.1

AmerInst Insurance Group, Ltd. Continental Building, 25 Church Street PO Box HM 1601 Hamilton HM GX, BERMUDA Tel: (441) 295-6015 Fax: (441) 295-1702 www.amerinst.bm

September 30, 2009

My fellow shareholders:

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) has declared the Company’s 49th consecutive dividend to shareholders of record on September 21, 2009. We are pleased to enclose your semi-annual dividend check for 47 cents per share. The Board currently expects that the next semi-annual dividend of 47 cents per share will occur in the first quarter of 2010.

Your Board of Directors is pleased to announce that, as of September 25, 2009, it has entered into an agreement with certain insurance companies of Crum & Forster Holdings Corp. (“C&F”) to provide professional liability coverage to accounting firms. C&F insurance companies are rated A (Excellent) by A. M. Best Company. (For more information about the C&F insurance companies, please visit their website, www.cfins.com.) The program will be internet based and marketed to sole practitioners and firms with less than $2 million in annual revenue. As part of our future business strategy, we plan to expand the program to include other non-healthcare professional service firms.

AmerInst Insurance Group, through its recently formed subsidiary AmerInst Professional Services, Ltd. (APSL), will provide marketing, underwriting, application and other services to insureds and C&F insurance companies. AmerInst Insurance Company, Ltd. (AIC) will also provide reinsurance to C&F insurance companies for this book of professional liability business. As a result, AmerInst will have two revenue streams: one from the services APSL will provide, and another from AIC’s traditional activities as a reinsurer. In addition, AmerInst will have the advantage of being the primary contact for these customers.

In our view, APSL adds significant value to our new venture. APSL will be headquartered in Chicago, under the direction of CEO Kyle Nieman, who led the AICPA-sponsored program at CNA for several years. Kyle will be joined by other experienced professionals who have developed technology-based systems and marketing programs for these product lines. We believe that APSL’s markets are overpriced and underserved by present carriers. We also believe that by using technology to streamline the underwriting and application process, we can achieve substantial savings which can be passed along to our customers.

Your Board of Directors has spent considerable time examining the various options (including the possibility of liquidation) available to AmerInst as a result of the termination of the CNA treaty. Over the last several months, we investigated a number of new opportunities and performed substantial due diligence in connection with this C&F insurance company venture. We believe that the agreement we have reached is in the best interests of our shareholders and in line with AmerInst’s mission of providing financial protection to future generations of CPA firms.

We believe that 2010 will be a start-up year for these two programs and, while nothing can be guaranteed, we expect to achieve profitability in 2012.

Protection for Generations of CPA Firms

Please feel free to contact me if you have questions at my email address, idiamond@redw.com or by telephone: 505-998-3205.

Shareholder inquiries, requests for change of mailing or e-mail address, transfer, name change, and redemption of shares due to death, retirement or disability should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd. – Shareholder Services, P.O. Box 1330, Montpelier, VT 05601-1330, Tel: 1-800-422-8141/Fax: 802-229-6280, E-mail: AmerInst@vim.usarisk.com

Sincerely,

Irvin F. Diamond, CPA

Chairman

Certain statements in this Chairman’s Letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including but not limited to the amount and timing of future shareholder dividends, our ability to expand the C&F plan to other companies or industries, our ability to generate revenue from APSL and AIC, our ability to generate savings in the underwriting and application process, and our ability to achieve profitability by 2012 in the APSL and AIC programs. Additionally, words such as “may,” “believe,” “will” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the limiting of other business opportunities by the current difficult economic conditions, increased competitive pressures and higher than expected losses, unexpected events which require AmerInst to conserve its working capital, lack of interest by other companies in the C&F plan, higher than expected costs in the APSL and AIC programs, unexpected difficulties in implementing technology to streamline our underwriting and application process, and increased competition in the professional liability and reinsurance industries. Further information about AmerInst’s risk factors is contained in its filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008, and subsequently filed quarterly reports on Form 10-Q. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Protection for Generations of CPA Firms